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                                                                EXHIBIT 3

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             THE HERTZ CORPORATION

   THE HERTZ CORPORATION, a Delaware corporation (the "Corporation"), does hereby certify:

   The amendments set forth below to the Corporation's Restated Certificate of Incorporation, as heretofore amended, were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

   That the first paragraph of Article FOURTH be and hereby is amended and restated as follows:

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 7,003,800 shares, consisting of 4,500,000 shares of 10% Cumulative Series A Preferred Stock, par value $100 per share ("Series A Preferred Stock"), 2,500,000 shares of Variable Rate Cumulative Series B Preferred Stock, par value $100 per share ("Series B Preferred Stock"), 2,000 shares of 5.11% Cumulative Series C Preferred Stock, par value $0.01 per share ("Series C Preferred Stock, and together with the Series A Preferred Stock and Series B Preferred Stock, "Preferred Stock"), 200 shares of Class A Common Stock, par value $1.00 per share ("Class A Stock"), 800 shares of Class B Common Stock, par value $1.00 per share ("Class B Stock") and 800 shares of Class C Common Stock, par value $1.00 per share ("Class C Stock", and together with the Class A Stock and Class B Stock, "Common Stock").

   That Section 1.1(b) of Article FOURTH be and hereby is amended and restated as follows:

     (b) If an Event of Default (as defined below) shall have occurred and be continuing, the number of directors constituting the Board of Directors shall, without further action, be increased as follows:

             (i) the holders of shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect two additional directors (the "Series A Directors") at a special meeting of such holders called by the Secretary of the Corporation in accordance with a written request of the holders of at least 10% of the


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         outstanding shares of Series A Preferred Stock.  Except as set forth in this Sectioni 1.1(b), each of the Series A Directors shall hold office until his successor shall be duly elected by the holders of shares of Series A Preferred Stock, voting separately as a class, at any annual or other meeting of stockholders of the Corporation held to elect directors. The right of the holders of the shares of Series A Preferred Stock to elect the Series A Directors shall continue until no Event of Default shall be continuing, whether as a result of such Event of Default being cured or otherwise, whereupon the holders of shares of Series A Preferred Stock shall be divested of such right, subject to such right vesting again upon the reoccurrence of an Event of Default. Upon such divestment, the terms of office of the Series A Directors shall terminate and the number of the directors of the Corporation shall be reduced correspondingly. Any Series A Director may be removed, with or without cause, by the holders of Series A Preferred Stock or, with cause, by the Board of Directors. Any vacancy among the Series A Directors may be filled solely by the holders of shares of Series A Preferred Stock, voting separately as a class;

         (ii) the holders of shares of Series C Preferred Stock, voting separately as a class, shall be entitled to elect two additional directors (the "Series C Directors") at a special meeting of such holders called by the Secretary of the Corporation in accordance with a written request of the holders of at least 10% of the outstanding shares of Series C Preferred Stock. Except as set forth in this
         Section 1.1(b), each of the Series C Directors shall hold office until his successor shall be duly elected by the holders of shares of Series C Preferred Stock, voting separately as a class, at any annual or other meeting of stockholders of the Corporation held to elect directors. The right of the holders of the shares of Series C Preferred Stock to elect the Series C Directors shall continue until no Event of Default shall be continuing, whether as a result of such Event of Default being cured or otherwise, whereupon the holders of shares of Series C Preferred Stock shall be divested of such right, subject to such right vesting again upon the reoccurrence of an Event of Default. Upon such divestment, the terms of office of the Series C Directors shall terminate and the number of the directors of the Corporation shall be reduced correspondingly. Any Series C Director may be removed, with or without cause, by the holders of Series C Preferred Stock or, with cause, by the Board of Directors. Any vacancy among the Series C Directors may be filled solely by the holders of shares of Series C Preferred Stock, voting separately as a class; and



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           (iii)  for the purposes of this Certificate of Incorporation, "Event of Default" shall mean failure to pay the full Redemption Price upon redemption of Preferred Stock pursuant to Section 1.4 and "Redemption Price" in respect of the Series A Preferred Stock and Series B Preferred Stock shall mean an amount per share equal to the par value thereof plus accrued and unpaid dividends thereon and in respect of the Series C Preferred Stock shall mean an amount per share equal to $100,000 plus accrued and unpaid dividends thereon.

   That Section 1.2(c) of Article FOURTH be and hereby is amended and restated as follows:

     (c) The holders of shares of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available for the payment of dividends, cumulative cash dividends per share of Series C Preferred Stock payable quarterly on March 1, June 1, September 1 and December 1 in each year commencing on June 1, 1997. Dividends with respect to shares of Series C Preferred Stock shall accrue from the date of issuance of such shares, at the rate of 5.11% per annum.

   That Section 1.2 of Article FOURTH be and hereby is amended by adding the following new language as Section 1.2(d):

     (d) The cumulative cash dividends for any share of Preferred Stock which remain unpaid at the end of any calendar year shall accrue additional cumulative cash dividends for each subsequent calendar year at the rate established for the accrual of dividends on such share of Preferred Stock during such subsequent year pursuant to Section 1.2(a), 1.2(b) or 1.2(c) above. Except as set forth in this Section 1.2, no other dividends shall accrue, cumulate, be declared or paid with respect to shares of Preferred Stock. For the purposes of this Section 1.2, "Adjusted Rate" for any calendar year shall mean an annual dividend rate equal to 105% of the current dividend rate at January 1 of such year for comparable securities, as determined by an investment banking firm approved by the holders of a majority of the outstanding Class A Stock, voting separately as a class, and by the holders of a majority of the outstanding Preferred Stock, voting together as a single class (with each such share of Preferred Stock entitled to one vote). All dividends provided for by this Section 1.2 in respect of the Series A Preferred Stock and Series B Preferred Stock shall accrue based on the actual number of days in a year of 365 or 366 days, as the case may be, and in respect of the Series C Preferred Stock shall accrue based on the number of days in a year of 360 days with twelve 30-day months.


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   That Section 1.4 of Article FOURTH be and hereby is amended and restated as follows:

     Each of the Series A Preferred Stock and Series B Preferred Stock is redeemable at the option of the Corporation, in whole at any time, or in part from time to time, on not less than 10 days' notice, at an amount per share equal to the Redemption Price. The Series C Preferred Stock is redeemable at the option of the Corporation, in whole at any time, or in part from time to time, on not less that two days' notice, at an amount per share equal to the Redemption Price. On and after the later of the redemption date established pursuant to the notice set forth above and the date on which funds are made available for such redemption, dividends will cease to accumulate on shares of Preferred Stock called for Redemption. The Board of Directors may cause the transfer books of the Corporation to be closed as to the shares of Preferred Stock to be redeemed and such shares shall be canceled and not reissued and the authorized capital correspondingly reduced.



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IN WITNESS WHEREOF, THE HERTZ CORPORATION has caused this Certificate to be signed and attested by its duly authorized officers, this 27th day of February, 1997.


                                               /s/ William Sider
                                               ----------------------

                                               Name:    William Sider
                                               Title:   Executive Vice
                                                        President and Chief
                                                        Financial Officer


ATTEST:

/s/ Paul M. Tschirhart
---------------------------------
Name:     Paul M. Tschirhart
Title:    Assistant Secretary